Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-229190) on Form S-8 of our reports dated April 21, 2023, with respect to the consolidated financial statements of Niu Technologies and the effectiveness of internal control over financial reporting.

/s/ KPMG Huazhen LLP

Beijing, China
April 21, 2023